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                                                                     Exhibit 11

                           [ROPES & GRAY LETTERHEAD]


                                  May 9, 2002


Putnam International Growth Fund
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

     We have acted as counsel to Putnam International Growth Fund (the "Fund"), in connection with the Registration Statement of the Fund on Form N-14 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the Fund with Putnam Asia Pacific Growth Fund and Putnam Emerging Markets Fund (each an "Acquired Fund"), and the issuance of shares of the Fund in connection therewith (the "Shares"), all in accordance with the terms of the Agreement and Plan of Reorganization between the Fund and each Acquired Fund, copies of which are attached as exhibits to the Registration Statement (each an "Agreement").

     We have examined the Fund's Agreement and Declaration of Trust on file in the office of the Secretary of State of The Commonwealth of Massachusetts and the Clerk of the City of Boston and the Fund's Bylaws, as amended, and are familiar with the actions taken by the Fund's Trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

1. The Fund is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

2. The Shares have been duly authorized and, when issued in accordance with each Agreement, will be validly issued, fully paid, and nonassessable by the Fund.

     The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally

NEW YORK                           PROVIDENCE                         WASHINGTON

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Ropes & Gray
Putnam International Growth Fund      -2-                           May 9, 2002

liable for the obligations of the Fund. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate, or undertaking entered into or executed by the Fund or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of being a shareholder is limited to circumstances in which the Fund itself would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement and to the references to our firm in the related prospectus/proxy statement under the caption "Information about the Proposed Merger - Federal Income Tax Consequences."

                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray